                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                               Russel Metals Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    781903604
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)
                  [ ]    Rule 13d-1(c)
                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

         CUSIP NO.    781903604
                   ------------

--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  V. Prem Watsa
                  --------------------------------------------------------------
                  (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization   Canada
                                                       -------------------------

--------------------------------------------------------------------------------


Number of Shares            (5)     Sole Voting Power                -0-
                                                     ---------------------------
Beneficially Owned          ----------------------------------------------------

by Each Reporting           (6)     Shared Voting Power           11,902,600
                                                       -------------------------
Person With                 ----------------------------------------------------

                            (7)     Sole Dispositive Power           -0-
                                                          ---------------------
                            ----------------------------------------------------
                            (8)     Shared Dispositive Power      11,902,600
                                                            --------------------

--------------------------------------------------------------------------------

         9) Aggregate Amount Beneficially Owned by Each Reporting Person 11,902,600

--------------------------------------------------------------------------------

         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------

         11)      Percent of Class Represented by Amount in Row 9        31.3%
                                                                  --------------

--------------------------------------------------------------------------------

         12)      Type of Reporting Person (See Instructions)  IN     (Canadian)
                                                              ------------------

--------------------------------------------------------------------------------





                                      2(1)

         CUSIP NO.    781903604
                   ------------

--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  The Sixty Two Investment Company Limited
                  -------------------------------------------------------------
                  (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X   . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization  British Columbia, Canada
                                                       -------------------------

--------------------------------------------------------------------------------


Number of Shares           (5)     Sole Voting Power              -0-
                                                    ----------------------------
Beneficially Owned         -----------------------------------------------------

by Each Reporting          (6)     Shared Voting Power         11,902,600
                                                      --------------------------
Person With                -----------------------------------------------------

                           (7)     Sole Dispositive Power         -0-
                                                         -----------------------
                           -----------------------------------------------------
                           (8)     Shared Dispositive Power    11,902,600
                                                           ---------------------

--------------------------------------------------------------------------------

         9) Aggregate Amount Beneficially Owned by Each Reporting Person 11,902,600

--------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------

         11)      Percent of Class Represented by Amount in Row 9        31.3%
                                                                  --------------


         12)      Type of Reporting Person (See Instructions)     CO  (Canadian)
                                                             ------------------

--------------------------------------------------------------------------------





                                      2(2)

         CUSIP NO.    781903604
                   ------------

--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  810679 Ontario Ltd.
                  --------------------------------------------------------------
                  (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------

         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------

         4)       Citizenship or Place of Organization   Ontario, Canada
                                                       -----------------

--------------------------------------------------------------------------------

Number of Shares          (5)     Sole Voting Power                -0-
                                                   -----------------------------
Beneficially Owned        -----------------------------------------------------

by Each Reporting         (6)     Shared Voting Power           11,902,600
                                                       -------------------------
Person With               -----------------------------------------------------

                          (7)     Sole Dispositive Power           -0-
                                                         -----------------------
                          ------------------------------------------------------

                          (8)     Shared Dispositive Power      11,902,600
                                                          ----------------------

--------------------------------------------------------------------------------


         9) Aggregate Amount Beneficially Owned by Each Reporting Person 11,902,600

--------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)      Percent of Class Represented by Amount in Row 9        31.3%
                                                                  --------------

--------------------------------------------------------------------------------

         12)      Type of Reporting Person (See Instructions)     CO  (Canadian)
                                                              ------------------

--------------------------------------------------------------------------------




                                      2(3)

         CUSIP NO.    781903604
                   ------------

--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  Fairfax Financial Holdings Limited
                  --------------------------------------------------------------
                  (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization   Canada

--------------------------------------------------------------------------------


Number of Shares          (5)     Sole Voting Power              -0-
                                                   -----------------------------
Beneficially Owned        ------------------------------------------------------

by Each Reporting         (6)     Shared Voting Power         11,902,600
                                                      --------------------------
Person With               ------------------------------------------------------

                          (7)     Sole Dispositive Power         -0-
                                                        ------------------------
                          ------------------------------------------------------

                          (8)     Shared Dispositive Power    11,902,600
                                                          ----------------------

--------------------------------------------------------------------------------


         9) Aggregate Amount Beneficially Owned by Each Reporting Person 11,902,600

--------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)      Percent of Class Represented by Amount in Row 9       31.3%
                                                                  --------------

--------------------------------------------------------------------------------

         12)      Type of Reporting Person (See Instructions)    HC  (Canadian)
                                                              ------------------

--------------------------------------------------------------------------------




                                      2(4)

         CUSIP NO.    781903604
                   ------------

--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  Hamblin Watsa Investment Counsel Ltd.
                  --------------------------------------------------------------
                  (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization   Canada

--------------------------------------------------------------------------------


Number of Shares           (5)     Sole Voting Power                 -0-
                                                     ---------------------------
Beneficially Owned         -----------------------------------------------------

by Each Reporting          (6)     Shared Voting Power         11,902,600
                                                        ------------------------
Person With                -----------------------------------------------------

                           (7)     Sole Dispositive Power            -0-
                                                          ----------------------
                           -----------------------------------------------------

                           (8)     Shared Dispositive Power    11,902,600
                                                            --------------------

--------------------------------------------------------------------------------


         9) Aggregate Amount Beneficially Owned by Each Reporting Person 11,902,600

--------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)      Percent of Class Represented by Amount in Row 9        31.3%
                                                                  --------------



         12)      Type of Reporting Person (See Instructions)

                                                            CO and IA (Canadian)
                                                            --------------------
--------------------------------------------------------------------------------




                                      2(5)

                                    ITEM 1(a)

Name of Issuer:                    Russel Metals Inc.
                 ---------------------------------------------------------------

                                    ITEM 1(b)

Address of Issuer's Principal Executive Offices:     1900 Minnesota Court,
--------------------------------------------------------------------------------
Suite 210, Mississauga, Ontario, Canada  L5N 3C9
--------------------------------------------------------------------------------

                                    ITEM 2(a)

Names of Persons Filing:      V. Prem Watsa, The Sixty Two Investment Company
--------------------------------------------------------------------------------
Limited, 810679 Ontario Ltd., Fairfax Financial Holdings Limited and Hamblin
--------------------------------------------------------------------------------
Watsa Investment Counsel Ltd.  (See Note 1 below)
--------------------------------------------------------------------------------

                                    ITEM 2(b)

Address of Principal Business Office or, if none, Residence:
  95 Wellington Street West, Suite 802, Toronto, Ontario, Canada   M5J 2N7
--------------------------------------------------------------------------------

                                    ITEM 2(c)

Citizenship:    Canada
            --------------------------------------------------------------------

                                    ITEM 2(d)

Title of Class of Securities:    Common Shares
                             ---------------------------------------------------

                                    ITEM 2(e)

CUSIP Number:             781903604
             -------------------------------------------------------------------

                                     ITEM 3

If this statement is filed pursuant to Rule 13d-1(b), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under Section 15 of the Act
         (b) [ ] Bank as defined in Section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

----------------------------

         Note 1: Mr. Watsa, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. and Hamblin Watsa Investment Counsel Ltd. are filing this Schedule 13G pursuant to a no-action letter dated June 8, 1994 from the Commission to Fairfax Financial Holdings Limited.

         (e)      [ ]    Investment Adviser registered under Section 203 of
                         the Investment Advisers Act of 1940

         (f)      [ ]    Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee Retirement
                         Income Security Act of 1974 or Endowment Fund; see sec. 240.13d-1(b)(1)(ii)(F)

         (g)      [X]    Parent Holding Company, in accordance with
                         sec.240.13d-1(b)(ii)(G)  (See Note 2 below)

         (h)      [ ]    A savings associations as defined in Section 3(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [ ]    A church plan that is excluded from the
                         definition of an investment company under section
                         3(c)(14) of the Investment Company Act of 1940 (15
                         U.S.C. 80a-3);

         (j)      [ ]    Group, in accordance with sec. 240.13d-1(b)(1)(ii)(H)

                                     ITEM 4

Ownership.
---------

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount Beneficially Owned:
                           11,902,600
                  --------------------------------------------------------------

         (b)      Percent of Class:
                          31.3%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote                     -0-
                                                                    -----------------------------------
                  (ii)     shared power to vote or to direct the vote                11,902,600
                                                                      ---------------------------------
                  (iii)    sole power to dispose or to direct the disposition           -0-
                                                                              -------------------------
                  (iv)     shared power to dispose or to direct the disposition of   11,902,600
                                                                                   --------------------

--------

         Note 2: The filing of this Schedule 13G and the statements therein shall not be construed as an admission that Mr. Watsa, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. or Fairfax Financial Holdings Limited are for the purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 the beneficial owners of the Issuer's Common Shares or have any pecuniary interest therein.

                                     ITEM 5

Ownership of Five Percent or Less of a Class.
--------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.
---------------------------------------------------------------

         Not applicable.
                                     ITEM 7

Identification Classification of Subsidiary Which Acquired the Security Being
-----------------------------------------------------------------------------
Reported on By the Parent Holding Company.
------------------------------------------

         Mr. Watsa, directly, and indirectly through The Sixty Two Investment Company Limited and 810679 Ontario Ltd., owns the controlling equity voting interest of Fairfax Financial Holdings Limited ("Fairfax"). Fairfax is filing this Schedule 13G on behalf of six of Fairfax's subsidiary corporations, (1) Lombard General Insurance Company of Canada (formerly The Continental Insurance Company of Canada Inc.) ("Lombard") which owns 2,202,300 Common Shares of the Issuer, (2) Ranger Insurance Company ("Ranger") which owns 591,100 Common Shares of the Issuer, (3) Odyssey America Reinsurance Corporation (formerly Skandia America Reinsurance Corporation) ("Odyssey") which owns 1,738,500 Common Shares of the Issuer, (4) North River Insurance Company ("North River") which owns 2,000,000 Common Shares of the Issuer (5) TIG Re Insurance Company ("TIG") which owns 2,000,000 Common Shares of the Issuer and (6) Hamblin Watsa Investment Counsel Ltd., a Canadian investment adviser ("Hamblin"). Hamblin, through its investment advisory agreements with clients outside the Fairfax group, as well as with Lombard, Ranger, Odyssey, North River and TIG, shares the power to vote, and the power to dispose of 11,902,600 Common Shares of the Issuer. Exhibit A attached hereto states the identity and Item 3 classification of Lombard, Ranger, Odyssey, North River, TIG and Hamblin.

                                     ITEM 8

Identification and Classification of Members of the Group.

         Not applicable.
                                     ITEM 9

Notice of Dissolution of Group.
------------------------------

         Not applicable.

                                     ITEM 10

Certification.
-------------

         By signing below I certify that, to the best and my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Date:  January  26, 2001

                                             /s/ V.P. Watsa
                                          -------------------------------------
                                            Signature

                                            V. Prem Watsa
                                          -------------------------------------
                                            Name

                                   THE SIXTY TWO INVESTMENT COMPANY
                                   LIMITED

                                   By:      /s/ V.P. Watsa
                                          -------------------------------------
                                            Signature

                                            V. Prem Watsa, President
                                          --------------------------------------
                                            Name / Title

                                   810679 ONTARIO LTD.

                                   By:      /s/ V. P. Watsa
                                          --------------------------------------
                                            Signature

                                            V. Prem Watsa, President
                                          --------------------------------------
                                           Name / Title

                                   FAIRFAX FINANCIAL HOLDINGS LIMITED

                                   By:      /s/ Bradley P. Martin
                                          --------------------------------------
                                           Signature

                                           Bradley P. Martin, Vice President
                                          --------------------------------------
                                           Name / Title

                                   HAMBLIN WATSA INVESTMENT COUNSEL LTD.

                                   By:   A.F. Hamblin
                                       -----------------------------------------
                                         Signature

                                         A.F. Hamblin, President
                                       -----------------------------------------
                                         Name / Title

                                    EXHIBIT A

                            TO SCHEDULE 13G FILED BY
                  FAIRFAX FINANCIAL HOLDINGS LIMITED AND OTHERS



Relevant Subsidiary                    Item 3 Classification
-------------------                    ---------------------

Lombard General Insurance
Company of Canada                      (c)  Insurance Company


Ranger Insurance Company               (c)  Insurance Company

Odyssey America Reinsurance
Corporation                            (c)  Insurance Company

North River Insurance Company          (c)  Insurance Company


TIG Re Insurance Company               (c)  Insurance Company


Hamblin Watsa Investment
Counsel Ltd.                           (e)  Investment Advisor